EXHIBIT 10

February 23, 2010

Mr. Robert Crowl

2901 Drummond Rd

Shaker Heights, OH 44120

Dear Robert,

On behalf of Sun National Bank (“Bank”) and Sun Bancorp, Inc., I am pleased to offer you this opportunity to join our organization as Executive Vice President, Chief Financial Officer. The details of this offer are summarized below:

1.	Position. You will serve in a full-time capacity as the Chief Financial Officer of the Bank and Sun Bancorp, Inc. You will report directly to Thomas Geisel, President and Chief Executive Officer.

2.

Salary. You will be paid an initial annual base salary by the Bank of $305,000 payable in bi-weekly installments of $11,730.77, in accordance with the Bank’s standard payroll practices for salaried employees.

3.

Equity Award. You will granted an equity award in the form of 10,000 shares of restricted stock and 10,000 stock options on the first day your employment commences, subject to vesting requirements. Separately, you will receive an agreement detailing the terms of such award consistent with the Company’s 2004 Stock-Based Incentive Plan (“Stock Plan”).

4.

Sign-on Bonus. You will receive a signing bonus in the amount of $40,000 subject to all applicable taxes, payable within 30 days following your employment start date. However, this bonus must be returned to the Bank immediately if you should voluntarily resign from your position prior to your one (1) year anniversary with the Bank.

5.

Benefits. You will be eligible to receive a total of 25 days of Paid Time Off (PTO) annually to be taken in accordance with Sun National Bank’s PTO Policy. Additionally, you will be eligible to participate in Sun National Bank’s benefit programs, including health, dental, vision, disability, flexible spending program, life insurance, 401(k) program, health advocate and pre-paid legal services.

6.

Annual Incentive Bonus Plan. As an Executive Vice President of the Bank, you are eligible to participate in the Management Committee Incentive Plan. For 2010, your target opportunity is 20% of base salary.

7.

Long Term Incentive Plan. Your position is important to the long-term success of the Bank. As such, you are eligible to participate in the Bank’s Long-Term Incentive Plan, providing for the opportunity to share in the Bank’s long-term success through award of restricted stock and stock options. For 2010 the target award opportunity is equal to 8% of base salary.

8.	Company Vehicle. As a Bank EVP, you will have full use of a company owned vehicle during the term of your employment to include insurance, gas and vehicle maintenance and repair.

9.

Severance Protection. We will enter into a separate Severance Agreement between you and the Bank (“Severance Agreement”). Such Severance Agreement will provide that if your employment is terminated involuntarily absent “cause”, you will be paid a severance payment equal to the sum of eight (8) months of your highest base salary in effect for the last 12 months plus the average bonus over the prior three (3) years. The severance payment will change to reflect an increase from eight (8) months to ten (10) months once your family has fully relocated to this area and subsequently increase to one year on your 24 month anniversary. We will also enter into a Change in Control Agreement that will provide to you, in the event of an involuntary termination of your employment resulting from a change in control, an amount equal to 2.99 times your five year average aggregate compensation reported in Box 1 of your IRS Form W2.

10.	Relocation Assistance. To assist you with your relocation, the Bank will directly pay for the following:
•	Customary Closing Costs – On the purchase of your new home (excluding any interest buy-down points on the purchase of your new home).
•	Customary Closing Costs – On the sale of your current home (excluding any points paid by the seller on the sale of the home).
•	The realtor commission on the sale of your current house.
•	Moving Expenses – The reasonable moving expenses associated with your household goods packing and relocation. Please provide us with three (3) written estimates.
•	Temporary Housing Expenses associated with your relocation anticipated to be for a period not to exceed three (3) months.
•	Reimbursement for your periodic travel expense to and from your current home while living in temporary housing.

11.

Amendment and Governing Law. This offer may not be amended or modified except by an express written agreement signed by you and a duly authorized representative of the Bank. The terms of this letter agreement and the resolution of any disputes will be governed by the New Jersey State Law.

12.

Contingencies. This offer of employment is subject to our receipt of satisfactory results regarding customary pre-employment drug screen testing, a criminal background review and a financial credit review.

13.

Period of Employment. Your employment with the Bank will be “at will,” meaning that either you, or the Bank will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Bank on this matter. Although your job duties, title, compensation and benefits, as well as the Bank’s personnel policies and procedures may change from time to time, the “at will”

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nature of your employment may only be changed by an express rewritten agreement signed by you and an authorized representative of the Bank.

By signing this letter agreement, you represent and warrant to the Bank as a condition of our offer that as of your first day of employment you will be under no contractual commitments or limitations with other business entities or individuals which may restrict or interfere with your obligations as an employee and officer of the Bank.

We hope that you find the foregoing offer of employment in accordance with our discussion and understanding. You may indicate your acceptance of these terms and our offer by signing and dating this letter and returning to my attention. Please note that the terms of this offer may at some point be the subject of public disclosure at a time and manner determined of the Bank.

We look forward to having you join our management team as soon as possible. If you have any questions, please call me directly at (856) 690-4320.

[SIGNATURES OMITTED]

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